Exhibit 99.1
Arrived Homes 5, LLC Series Interests Valuation Policy

Overview

This Valuation Policy (the, “Policy”) establishes the rules for determination of the net asset value for each series of Arrived Homes 5, LLC (each, a “Series”) managed by Arrived Fund Manager, LLC (the, “Manager”).

The Policy

At the end of each quarterly period, or such other period as determined by the Manager in its sole discretion, but no less frequently than annually, beginning on the date nine months from when interests of the relevant Series were made available for sale, the Manager will calculate each Series’ net asset value per share using a process that reflects, among other matters,

1.
estimated values of the residential real estate assets and investments, as determined by the Manager’s asset management team, including related liabilities, based upon:
a.
market rents, comparable sales information and interest rates;
b.
with respect to debt, default rates and discount rates; and
c.
in certain instances reports of the underlying real estate provided by an independent valuation expert;
2.
the price of liquid assets for which third party market quotes are available;
3.
accruals of periodic distributions; and
4.
estimated accruals of operating revenues and expenses where we will amortize the brokerage fee, offering expenses and sourcing fee over five years and include accrued fees and operating expenses, accrued distributions payable, accrued management fees and any inter-company loans extended to the Company by the Manager.

The Manager will then publish a market price per share for a given quarterly period, which shall be determined by dividing the net asset value at the end of such period by the number of interests outstanding as of the end of such period.

The Manager may, in its discretion, retain an independent valuation expert to provide annual valuations of the residential real estate assets and investments, including related liabilities, to be set forth in individual appraisal reports of the underlying real estate, and to update such reports if the Manager, in its discretion, determines that a material event has occurred the may materially affect the value of the each Series’ residential real estate assets and investments, including related liabilities.

Arrived Fund Manager, LLC
/s/ Ryan Frazier
__________________________
By: Ryan Frazier, CEO of Arrived Holdings, Inc., its Managing Member